PARTNERSHIP INTEREST PURCHASE AGREEMENT

THIS PARTNERSHIP INTEREST PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of the 14th  day of October, 2010, by and between Florida Gaming Centers, Inc., a Florida corporation d/b/a Miami Jai Alai (“Seller”) and West Flagler Associates, Ltd., a Florida limited partnership (“Purchaser”).

RECITALS:

A.           Seller is engaged in the business of the operation of jai alai and related gaming businesses, including cardroom and inter-track wagering operations, at the Miami Jai Alai fronton and facility (the “Facility”) in Miami, Florida, and Summer Jai Alai, a Florida general partnership (the “Company”) owns the summer pari-mutuel permit (the “Summer Permit”) and is authorized to conduct pari-mutuel wagering at the Facility during the summer season from May 1st to November 30th of each year pursuant to Section 550.0745, Florida Statutes (2010).  Seller owns the Facility and the winter pari-mutuel permit to conduct live gaming at the Facility during the winter season (the “MJA Permit”).  The Summer Permit operates at the Facility pursuant to an Amended and Restated Permit Use Agreement dated as of September 30, 2010 (the “Use Agreement”) between Seller and the Company, and the Lease Agreement dated as of September 30, 2010 between Seller and the Company and the Memorandum of Lease dated as of September 30, 2010 between Seller and the Company (collectively, the “Lease Agreement”).

B.           Seller, Purchaser and BKCLP 2, Ltd., a Florida limited partnership (“BKCLP 2”), entered into that certain Amended and Restated General Partnership Agreement of Summer Jai Alai dated as of December 12, 2007 (the “Partnership Agreement”) setting forth the parties agreements, rights and obligations with respect to the Company.

C.           Seller is the owner of twenty one percent (21%) of the total issued and outstanding partnership interests in the Company, free and clear of any liens or encumbrances, subject only to the rights and restrictions of the partners of the Company that are set forth in the Partnership Agreement.

D.           Seller desires to sell and Purchaser desires to purchase, or designate one of its Affiliates (the “Purchaser Affiliate”) to purchase, all of Seller’s rights, title and interests in and to the Company, including all of the Seller’s partnership interests in the Company and any and all other rights, title and interests that Seller may have in and to the Company, the Company’s assets, the Company’s business and the Summer Permit (collectively, the “Interests”), for the consideration and on the terms set forth in this Agreement.

E.           Seller and Purchaser desire to make certain representations, warranties and agreements in accordance with the transactions contemplated in this Agreement.

F.           Certain terms used in this Agreement are defined in Section 6.1 hereof.

NOW, THEREFORE, for and in consideration of the foregoing premises and the representations, warranties and agreements contained in this Agreement and other good and valuable consideration, the receipt and adequacy of which are hereby conclusively acknowledged, Seller and Purchaser, intending to be legally bound, agree as follows:

1.           PURCHASE AND SALE OF THE INTERESTS; CLOSING.

1.1           Purchase, Sale and Transfer of Interests.  Subject to the terms of this Agreement, at the Closing, Seller will sell, transfer, assign, convey and deliver to Purchaser or, at Purchaser’s option, to Purchaser Affiliate, all of the Interests, including all of Seller’s partnership interests in the Company (the “Seller’s Partnership Interests”), which partnership interests consist of twenty one percent (21%)  of the total issued and outstanding partnership interests in the Company (the “Partnership Interests”), free and clear of any and all Liens (subject only to the rights and restrictions of the partners of the Company that are set forth in the Partnership Agreement), and Purchaser or Purchaser Affiliate will purchase the Interests from Seller.

1.2           Consideration for Purchase and Sale.  Subject to the terms of this Agreement, as consideration to Seller for the sale, transfer, assignment, conveyance and delivery of the Interests to Purchaser or Purchaser Affiliate at Closing, Purchaser agrees to pay and/or assume, as applicable (or, at Purchaser’s option, Purchaser Affiliate shall pay and/or assume, as applicable) the following at the Closing:

(a)           Cash Consideration. Cash consideration in the amount of Two Million Dollars ($2,000,000) (the “Cash Purchase Price”), to be paid as follows:

(i)           Seller and Purchaser agree that Nine Hundred Sixty Three Thousand Dollars ($963,000) of the Cash Purchase Price (the “Retention Amount”) shall not be delivered to Seller but shall instead be delivered by Purchaser to the Escrow Agent, to be held in an escrow account (the “Escrow Account”) by the Escrow Agent in accordance with the Escrow Agreement among Seller, Purchaser and the Escrow Agent substantially in the form attached as Exhibit A, as security for Seller’s obligations hereunder to complete the Roof Repair (as such term is defined below) and to be disbursed by the Escrow Agent to pay and/or reimburse Seller for Seller’s Roof Repair Costs and/or Purchaser for Purchaser’s Roof Repair Costs (as such terms are defined below), as applicable, in accordance with the provisions of Section 1.10 and the terms of the Escrow Agreement.

(ii)           Subject to the terms of this Agreement, the balance of the Cash Purchase Price, in the amount of  One Million Thirty Seven Thousand Dollars ($1,037,000) (the “Closing Date Cash Payment”), less any Creditor Payments (as such term is defined below) shall be delivered to Seller in accordance with Section 1.4(b) of this Agreement.  Seller acknowledges and agrees that upon delivery of the Retention Amount to the Escrow Agent as provided in Section 1.2(a)(i) and delivery of the Closing Date Cash Payment (less any Creditor Payments) in accordance with Section 1.4(b), Purchaser’s obligation to pay the Cash Purchase Price shall be deemed completed and fully satisfied.

(b)           Forgiveness and Assumption.

(i)           The forgiveness by Purchaser of (i) the principal amount that Seller owes Purchaser under that certain Promissory Note dated as of January 31, 2005 (the “Promissory Note”) by Seller in favor of Purchaser and Calder Race Course, Inc., a Florida corporation (“Calder”), and (ii) interest accruing thereon to the date of the Closing (the “Purchaser Note Liabilities”); and

(ii)           The assumption by Purchaser of (i) Seller’s obligation to pay the principal amount that Seller owes Calder under the Promissory Note, and (ii) interest accruing thereon to the date of the Closing (the “Assumed Note Liabilities”).  Except with respect to the Assumed Note Liabilities, Purchaser will not assume or acquire, by virtue of the transactions contemplated hereby, any Liabilities or obligations of Seller.

1.3           Closing.  The purchase and sale of the Interests provided for in this Agreement (the “Closing”) shall take place at the offices of Purchaser's counsel, Gunster, Yoakley & Stewart, P.A., at 2 South Biscayne Boulevard, Suite 3400, Miami, Florida 33131, simultaneously with the execution and delivery by the parties hereto of this Agreement, or at such other time and place as the parties may agree in writing.  The date and time as of which the Closing actually takes place is herein referred to as the “Closing Date”.

1.4           Closing Obligations.

(a)           At the Closing, Seller shall deliver to Purchaser or, at Purchaser’s option, to Purchaser Affiliate:

(i)           if the Partnership Interests are represented by certificates, partnership certificates representing the Seller’s Partnership Interests, accompanied by executed stock power(s) in form and substance acceptable to Purchaser, endorsed in blank by the

Seller and dated as of the Closing Date;

(ii)           an executed assignment of the Interests by Seller in favor of Purchaser or, at Purchaser’s option, to Purchaser Affiliate, in the form attached to this Agreement as Exhibit B, dated as of the Closing Date (the “Assignment”) signed by Seller;

(iii)           an executed Escrow Agreement, signed by Seller and the Escrow Agent dated as of the Closing Date;

(iv)           an officer’s certificate of Seller, signed by the President or Vice President of Seller and dated as of the Closing Date, (a) representing and warranting to Purchaser and/or Purchaser Affiliate, as applicable, that each of Seller’s representations and warranties in this Agreement is accurate in all respects as of the Closing Date as if made on the Closing Date (but only if the Closing Date does not occur on the date of the execution and delivery of this Agreement); and (b) certifying to Purchaser and/or Purchaser Affiliate, as applicable, that all of the covenants, agreements and obligations that Seller is required to perform or to comply with pursuant to this Agreement or any of the Ancillary Agreements at or prior to the Closing (considered collectively), and each of these covenants, agreements and obligations (considered individually), shall have been duly performed and complied with in all material respects;

(v)           a secretary’s certificate of Seller, signed by the Secretary or Assistant Secretary of Seller and dated as of the Closing Date:

(a)           certifying and attaching all requisite, standing and effective resolutions or actions of Seller's board of directors and shareholders approving the execution, delivery and performance by Seller of this Agreement, the Ancillary Agreements and any and all other agreements, certificates and documents that may be necessary or required in connection with the transaction contemplated under this Agreement or the Ancillary Agreements;

(b)           certifying and attaching all requisite, standing and effective resolutions or actions of the Company’s partners approving the execution, delivery and performance by the Company of the Ancillary Agreements and any and all other agreements, certificates and documents that may be necessary or required in connection with the transaction contemplated under the Ancillary Agreements;

(c)           certifying as complete and accurate as of the Closing, attached copies of (i) Seller’s articles of incorporation, as amended and as certified by the Secretary of State of Florida, (ii) Seller’s bylaws and the Company’s partnership agreement, each as amended, (iii) the Summer Permit, (iv) the MJA Permit, (v) the Company’s Annual License to conduct pari-mutuel wagering during the 2010 - 2011 state fiscal year (the “Summer License”), and (vi) the Closing Balance Sheet and representing and warranting to Purchaser and/or Purchaser Affiliate, as applicable, that the Closing Balance Sheet is true and correct as of the Closing Date; and

(d)           certifying to the signatures and incumbency of the officers of Seller authorized to execute and deliver this Agreement, the Ancillary Agreements and any and all other agreements, certificates and documents that may be necessary or required in connection with the transaction contemplated under this Agreement or the Ancillary Agreements;

(vi)           a certificate of status of each of Seller and the Company issued by the Secretary of State of Florida, each as of a date no earlier than five (5) Business Days prior to the Closing Date;

(vii)           to the extent available, a certificate indicating payment of all corporation or other franchise taxes by the Company, certified as of a date no earlier than five (5) Business Days prior to the Closing Date by the appropriate taxing Governmental Authorities;

(viii)                      (a) an opinion of Seller’s counsel, the law firm of Frost Brown Todd LLC, in the form attached to this Agreement as Exhibit C-1 dated as of the Closing Date (the “Seller’s Counsel’s Opinion”); and (b) an opinion of Seller’s Florida counsel, the law firm of Infante, Zumpano, Hudson & Miloch, LLC, in the form attached to this Agreement as Exhibit C-2 dated as of the Closing Date (the “Seller’s Florida Counsel’s Opinion”);

(ix)           executed resignation letters in form and substance acceptable to Purchaser from each manager, officer, and director of Seller with respect to any and all positions that such Person may hold in the Company, each effective as of the Closing Date (collectively, the “Resignation Letters”);

(x)           an executed release in the form attached hereto as Exhibit D, with appropriate insertions, signed by Seller in favor of the Company, Purchaser and BKCLP 2, and dated as of the Closing Date (the “Seller Release”), releasing the Company, Purchaser and BKCLP 2 from any and all Liabilities that any of them may have to Seller as of the Closing Date (other than Liabilities to Seller under the Use Agreement and the Lease Agreement), as more particularly described therein;

(xi)           executed releases, each in the form attached hereto as Exhibit E, with appropriate insertions, signed by each manager, officer, and director of Seller who may hold any positions in the Company, and dated as of the Closing Date (the “Management Releases” and collectively with the Assignment, the Assumption (as such term is defined below), the Escrow Agreement and the Seller Release, the “Ancillary Agreements”);

(xii)           an affidavit (the “FIRPTA Affidavit”), signed by Seller, in the form required by the Treasury Regulations issued pursuant to Section 1445 of the Code; and

(xiii)                      such other agreements, documents, instruments or certificates as shall be reasonably requested by Purchaser and/or Purchaser Affiliate or their respective counsel for the purpose of (i) evidencing the accuracy of Seller's representations and warranties, (ii) evidencing the performance of or the compliance by Seller with any agreement, covenant or obligation required to be performed or complied with, (iii) evidencing the satisfaction of any condition referred to in Section 1.5(a) of this Agreement, or (iv) otherwise facilitating the consummation or performance of any of the transactions contemplated under this Agreement or the Ancillary Agreements.

(b)           At the Closing, Purchaser shall deliver to Seller:

(i)           the Closing Date Cash Payment, less any and all amounts of Creditor Payments that Purchaser may pay to the Closing Date Creditors (as such term is defined below) pursuant to Section 1.7.  Seller hereby authorizes and approves the payment and delivery by Purchaser of any and all Creditor Payments to the Closing Date Creditors, and acknowledges and agrees that such Creditor Payments shall be deducted from the amount of Closing Date Cash Payment that is payable to Seller hereunder and payment of such Creditor Payments to the Closing Date Creditors shall be deemed to constitute the payment, delivery and satisfaction of that portion of the Closing Date Cash Payment that is otherwise payable to Seller hereunder;

(ii)           an executed Escrow Agreement, signed by Purchaser and dated as of the Closing Date;

(iii)           such other agreements, documents, instruments or certificates as shall be reasonably requested by Seller or its counsel for the purpose of (i) evidencing the accuracy of Purchaser's representations and warranties, (ii) evidencing the performance of or the compliance by Purchaser with any agreement, covenant or obligation required to be performed or complied with, (iii) evidencing the satisfaction of any condition referred to in Section 1.5(b) of this Agreement, (iv) evidencing Purchaser’s release of Seller from the Purchaser Note Liabilities and the assumption of the Assumed Note Liabilities (the “Assumption”), or (v) otherwise facilitating the consummation or performance of any of the transactions contemplated under this Agreement or the Ancillary Agreements.

1.5           Closing Conditions.

(a)           Purchaser's obligation to purchase (or, at Purchaser’s option, to cause the Purchaser Affiliate to purchase) the Interests and to take the other actions required to be taken by Purchaser at the Closing, is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Purchaser in whole or in part):

(i)           All of Seller's representations and warranties in this Agreement (considered collectively), and each of these representations and warranties (considered individually) including, without limitation, those in Section 3 hereof, shall have been accurate in all respects as of the date of this Agreement, and shall be accurate in all respects as of the Closing Date as if made on the Closing Date.

(ii)           All of the agreements, covenants and obligations that Seller is required to perform or to comply with pursuant to this Agreement or any of the Ancillary Agreements at or prior to the Closing (considered collectively), and each of these agreements, covenants and obligations (considered individually), shall have been duly performed and complied with in all material respects.

(iii)           There shall have occurred no Material Adverse Change since June 30, 2010, nor any event or development, which individually or together with other such events, could be reasonably expected to result in such a Material Adverse Change, nor any material change in the right or ability of the Company to operate (including the right and ability to own and operate the Summer Permit and operate at the Facility) after Closing in substantially the same nature as conducted during the 2009 - 2010 state fiscal year.

(iv)           The Company shall hold and own (of record and beneficially) the Summer Permit on the Closing Date, free and clear of any Liens, other than the rights and restrictions of the partners of the Company that are set forth in the Partnership Agreement, the Lease Agreement, and the Use Agreement, and there shall exist no events or circumstances as of the Closing Date that may result in the termination, revocation or expiration of the Summer Permit.

(v)           Each agreement, instrument, certificate and document required to be delivered pursuant to Section 1.4(a) shall have been delivered, and each of the other agreements, covenants and obligations in Sections 1.6(a), 1.7, 1.8 and 1.9 shall have been performed and complied with in all respects.  Each of Seller’s Filings shall have been made.  Each of Seller’s Required Consents shall have been obtained by Seller and shall be in full force and effect.

(vi)           There shall not have been commenced or, to the knowledge of any party hereto, threatened against Purchaser, Purchaser Affiliate or against any Person affiliated with Purchaser, any Proceeding (a) involving any challenge to, or seeking damages or other relief in connection with, any of the transactions contemplated under this Agreement or any of the Ancillary Agreements, or (b) that may have the effect of preventing, delaying, making illegal, or otherwise interfering with any of the transactions contemplated under this Agreement or any of the Ancillary Agreements.

(vii)           There shall not have been commenced or, to the knowledge of any party hereto, threatened against the Company, Seller, Purchaser, Purchaser Affiliate or BKCLP 2, any Proceeding (a) involving any challenge to, or seeking damages or other relief in connection with, that certain Petition for Declaratory Statement which was filed by Purchaser with the Division on September 10, 2010 (the “Petition”), or (b) that seeks to revoke, withdraw, suspend, cancel, terminate, or modify the Summer Permit, the MJA Permit or the Summer License.

(viii)          There shall not have been made or, to the knowledge of any party hereto, threatened by any Person any claim asserting that such Person (a) is the holder or the beneficial owner of, or has the right to acquire or to obtain beneficial ownership of, any Interests, any Partnership Interests, or any other voting, equity, or ownership interest in, the Company (other than BKCLP 2 with respect to the twenty seven percent (27%) Partnership Interest that it currently owns), or (b) is entitled to all or any portion of the consideration hereunder.

(ix)           Neither the consummation nor the performance of any of the transactions contemplated under this Agreement or any of the Ancillary Agreements will, directly or indirectly (with or without notice or lapse of time), materially contravene, or conflict with, or result in a material violation of, or cause Purchaser, Purchaser Affiliate, the Company or any Person affiliated with Purchaser or the Company to suffer any material adverse consequence under, (a) any applicable Law or Order, or (b) any Law or Order that has been published, introduced, or otherwise proposed by or before any Governmental Authority.

(x)           As of the Closing, there shall not be in effect any Law or any injunction or other Order that prohibits the sale of the Interests by Seller to Purchaser (or Purchaser Affiliate) or the purchase of the Interests by Purchaser (or Purchaser Affiliate) from Seller that has been adopted or issued, or has otherwise become effective, since the date of this Agreement.

(xi)           As of the Closing, the Company shall have no Liabilities.

(xii)           Purchaser shall have received from Seller a consolidated balance sheet of the Company dated as of the Closing Date which shall be prepared in accordance with generally accepted accounting procedures consistently applied (the "Closing Balance Sheet"), which Closing Balance Sheet shall be satisfactory to Purchaser in all respects, and which Closing Balance Sheet shall not show any Liabilities, other than any Stated Liabilities, all of which shall be paid and satisfied by Seller prior to the Closing.

(b)           Seller's obligation to sell and transfer the Interests and to take the other actions required to be taken by Seller at the Closing, is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Seller in whole or in part):

(i)           All of Purchaser's representations and warranties in this Agreement (considered collectively), and each of these representations and warranties (considered individually), shall have been accurate in all respects as of the date of this Agreement and shall be accurate in all respects as of the Closing Date as if made on the Closing Date.

(ii)           Each agreement, instrument, certificate and document required to be delivered pursuant to Section 1.4(b) shall have been delivered, and each of the other agreements, covenants and obligations in Section 1.6(b) shall have been performed and complied with in all respects.

(iii)           As of the Closing, there shall not be in effect any Law or any injunction or other Order that prohibits the sale of the Interests by Seller to Purchaser or the purchase of the Interests by Purchaser from Seller that has been adopted or issued, or has otherwise become effective, since the date of this Agreement.

(iv)           There shall not have been commenced or, to the knowledge of any party hereto, threatened against Seller, or against any Person affiliated with Seller, any Proceeding (a) involving any challenge to, or seeking damages or other relief in connection with, any of the transactions contemplated under this Agreement or any of the Ancillary Agreements, or (b) that may have the effect of preventing, delaying, making illegal, or otherwise interfering with any of the transactions contemplated under this Agreement or any of the Ancillary Agreements.

1.6           Consents and Approvals.

(a)           Seller will promptly make any and all filings and registrations (collectively, the “Seller’s Filings”) required by applicable Law or Order to be made by it in order to consummate the transactions contemplated under this Agreement and the Ancillary Agreements and Seller will use its commercially reasonable efforts to obtain all consents, waivers and approvals (collectively “Seller’s Required Consents”) required under applicable Law, Order or Contract in order to consummate the transactions contemplated under this Agreement and the Ancillary Agreements, including any waiver by BKCLP 2 that may be required with respect to any notification rights that it may have under the Partnership Agreement in order to consummate the purchase and sale of the Interests and the other transactions under this Agreement in less than Forty Five (45) days, and any consents or approvals that BKCLP 2 may need to provide with respect to the execution, delivery and performance by the Company of any of the Ancillary Agreements to which it is listed as a party. Seller will cooperate with Purchaser with respect to all of Purchaser’s Filings.

(b)           Purchaser will promptly make all filings and registrations (collectively, the “Purchaser’s Filings”) required by applicable Law or Order to be made by it in order to consummate the transactions contemplated under this Agreement and the Ancillary Agreements. Purchaser will (i) cooperate with Seller with respect to all of Seller’s Filings; and (ii) cooperate with Seller in obtaining all of Seller’s Required Consents; provided that this Agreement will not require Purchaser to dispose of or make any change in any portion of its business or to incur any other burden to obtain any of Seller’s Required Consents.

1.7           Liabilities at Closing; Discharge.  The Closing Balance Sheet shall not show any Liabilities other than the Stated Liabilities.   Prior to the Closing, Seller shall (or shall cause the Company to) request and deliver to the Company, payoff and estoppel letters from the holders of any Indebtedness of the Company (the “Closing Date Creditors”), which letters will be delivered by the Company to Purchaser, and shall contain payoff amounts, per diem interest, wire transfer instructions and an agreement to deliver to the Company, upon full payment or release of any such Indebtedness, UCC-3 termination statements, satisfactions of mortgage or other appropriate releases and any original promissory notes or other evidences of Indebtedness marked canceled.  On or prior to the Closing, Seller shall pay to any and all Closing Date Creditors, including any and all holders of Liens on any Assets, the amount (the “Creditor Payments”) of any and all Indebtedness and Liabilities of the Company as of the Closing Date, including all Stated Liabilities, so that (i) such Indebtedness is fully paid, satisfied and discharged prior to the Closing, and (ii) any and all Liens of such Closing Date Creditors on such Assets, as set forth in the Estoppels, are fully released and satisfied.  Any and all Indebtedness of the Company that is due or owing to Seller as of the Closing Date shall be fully released and satisfied upon execution of the Seller Release at the Closing.  At Purchaser’s option, Purchaser shall have the right to deduct from the Closing Date Cash Payment, any amount of the Creditor Payments and pay such Creditor Payments to the applicable Closing Date Creditors on behalf of Seller.

1.8           Bank Accounts and Other Accounts.  At or prior to the Closing, Seller shall (and shall cause the Company to take all such action that may be necessary or desirable in order to close, as of the Closing Date, any and all checking, savings and other accounts of the Company at any all of the Company’s banks, brokerage firms and other depository institutions, except for those accounts that are expressly agreed to by Purchaser to remain active (the “Active Accounts”).  Purchaser shall cooperate with Seller by taking all such partnership action that may be necessary or desirable in Purchaser’s capacity as a partner of the Company in order for Seller to close such accounts (other than any Active Accounts).  Seller shall (and shall cause Company) to procure and complete from the applicable banks, brokerage firms and other depository institutions such documents (including signature cards and corporate resolutions) that are necessary to add or remove signatories to and from the Active Accounts, and deliver such completed documents to Purchaser at the Closing.  Seller shall cooperate with Purchaser to enable Purchaser to add its representatives as signatories on the Active Accounts effective as of the Closing Date.

1.9           Company Records.  On or prior to the Closing, Seller shall deliver to Purchaser all copies of all Tax Returns, bank account statements, accounting records and notes, corporate records and any other books and records and related materials of the Company.

1.10           Roof Repair. Commencing promptly after the Closing Date, Seller shall, at Seller’s sole cost and expense (“Seller’s Roof Repair Costs”), diligently repair and/or replace, as appropriate, in a good and workmanlike manner and in accordance with all applicable Laws, rules and regulations, the roof at the Facility (the “Roof”) so that Seller can properly conduct jai alai operations at the Facility, including pursuant to the Use Agreement (the “Roof Repair”).  Seller’s Roof Repair Costs may be paid from the Retention Amount in escrow in accordance with the terms hereof and the Escrow Agreement.  In the event that no funds remain in escrow to pay any part of Seller’s Roof Repair Costs, then Seller shall remain responsible to diligently complete the Roof Repair and shall remain solely responsible for Seller’s Roof Repair Costs.  Seller shall conduct the Roof Repair pursuant to that certain agreement dated as of September 24, 2010 (the “Roof Repair Contract”) between Seller and Florida Lemark Corporation (such repair company, or such other roof repair company that is approved in writing by Purchaser, is referred to herein as the “Roof Repair Company”).  Seller shall be responsible for the costs to obtain all permits, licenses and approvals necessary to perform and complete the Roof Repair.  Purchaser shall have the right to reasonably monitor the Roof Repair, including without limitation, the right to observe the repair work.  Upon completion of the Roof Repair, or at such time that the Roof Repair Company presents invoices for payment with respect to the Roof Repair starting from the commencement of the Roof Repair, (i) Seller shall submit invoices of the Roof Repair Company to Purchaser, and (ii) Seller shall have the right to request the Escrow Agent for payment or reimbursement of Seller’s Roof Repair Costs represented by such invoice(s) by providing a notice to Escrow Agent and Purchaser, which notice shall set forth (a) the amount sought to be released to pay or reimburse against such invoice(s)(which shall not exceed the amount of the invoice(s)), and (b) the basis of such request, making specific reference to this Section 1.10 and including such invoices together with  description or reports of the repairs and/or replacement conducted to the dates thereof.  Escrow Agent shall, subject to the terms, conditions, procedures and limitations of the Escrow Agreement, release funds to Seller in the amount of such invoice(s) in payment of Seller’s Roof Repair Costs.  Seller shall promptly pay over to the Roof Repair Company any and all payments that Seller receives from the Escrow Agent with respect to such invoice(s).  In any event, Seller shall complete the Roof Repair by December 31, 2010 (the “Roof Repair Deadline”).  The Roof Repair shall be considered complete at such time as the applicable Governmental Authority that has the authority to issue a building permit for the Roof Repair completes all required inspections and approves the Roof Repair.  In the event that the Roof or any part thereof is not fully repaired and/or replaced, as appropriate, by the Roof Repair Deadline in accordance with all applicable Laws, rules and regulations, then Purchaser shall have the right (but not the obligation), without limiting any other rights or remedies that Purchaser may have under this Agreement, the Lease Agreement, the Use Agreement or under applicable law, to (i) cause any Roof Repair Company to repair and/or replace, as appropriate, the Roof or any part thereof, and (ii) from time to time, setoff against any amounts payable by Purchaser to Seller and/or against the Retention Amount held under the Escrow Agreement, any and all charges, fees, costs and expenses (including any permitting fees and costs) incurred or required by Purchaser to cause any Roof Repair Company to repair and/or replace, as appropriate, the Roof or any part thereof (“Purchaser’s Roof Repair Costs”).  Purchaser shall give written notice to Seller and Escrow Agent of any claim for Purchaser’s Roof Repair Costs hereunder, which notice shall set forth the amount of Purchaser’s Roof Repair Costs.  Escrow Agent shall, subject to the terms, conditions, procedures and limitations of the Escrow Agreement, release funds to Purchaser in payment of Purchaser’s Roof Repair Costs.  Notwithstanding anything contained in the Agreement, the Lease Agreement, the Use Agreement or the Escrow Agreement to the contrary, any request for payment or set-off with respect to any Purchaser Roof Repair Costs shall not be subject to contest or other conditions under the Agreement, the Lease Agreement, the Use Agreement or the Escrow Agreement, and shall be effected (and the Retention Amount thereof shall be released to Purchaser) within five (5) days from the date such written notice is delivered to Seller and/or the Escrow Agent.  Without limiting any other rights or remedies available to Purchaser, Purchaser shall have the right to set-off against any amounts that may be due or payable under the Lease Agreement or the Use Agreement and any other amount due or payable by Purchaser, any claim Purchaser may have against Seller in the event that Seller fails to timely complete the roof Repair or otherwise breaches or fails to perform or satisfy any of its obligations or liabilities under this Section 1.10, including without limitation breaches of the standard of care and repair set forth herein.

1.11           Post Closing Due Diligence. In addition to the due diligence described in Paragraph 5 of the Letter of Intent, Purchaser and its Representative shall have the non-exclusive right, at its sole cost and expense, to continue to conduct due diligence of Miami Jai Alai, including the Facility and the MJA Permit, and Seller after the Closing, including commissioning and/or conducting architectural and engineering studies, in order to determine the cost and feasibility of converting the Facility into a licensed slot machine facility (the “Post-Closing Diligence”).  The goal of the parties is to conclude the Post-Closing Diligence by January 1, 2011.  Subject to the sale by Seller of the Fort Pierce Jai Alai facility and subject to the results of the Post-Closing Diligence, Seller and Purchaser will, as soon as practicable after the Closing, commence and pursue non-exclusive discussions to structure a transaction for the financing, management and/or operation of the slot machine facility at Miami Jai Alai, including the MJA Permit and the Facility, by Purchaser or its Affiliate(s) or the purchase of Miami Jai Alai, including, without limitation, the MJA Permit and the Facility, by Purchaser or its Affiliate(s).  The parties hereto acknowledge and agree that this provision shall not be deemed to constitute an obligation on the part of either of the parties hereto to enter into or consummate (or cause either party to enter into or consummate, as applicable) any transaction on any particular terms or within any particular time period, and, until and unless the parties agree to the terms of and enter into a mutually acceptable definitive agreement regarding such transaction, neither parties shall have any right to cause the other party to enter into or consummate any such transaction.

1.12           Further Assurances; Post-Closing Cooperation.

(a)           Subject to the terms and conditions of this Agreement, at any time or from time to time after the Closing, at Purchaser’s and/or the Company’s request and without further consideration, Seller shall execute and deliver to Purchaser such other instruments of sale, transfer, conveyance, assignment and confirmation, provide such materials and information and take such other actions as Purchaser and/or the Company may reasonably deem necessary or desirable in order to effectively transfer, convey and assign to Purchaser, or, at Purchaser’s option, Purchaser Affiliate, and to confirm Purchaser’s, or, at Purchaser’s option, Purchaser Affiliate’s title to, all of the Interests, and, to the full extent permitted by applicable Law, to put Purchaser or, at Purchaser’s option, Purchaser Affiliate, in actual possession and operating control of the Company and to assist Purchaser and Purchaser Affiliate in exercising all rights with respect thereto, and otherwise to fulfill Seller’s obligations under this Agreement and the Ancillary Agreements.

(b)           In the event that any party hereto collects or receives, after the Closing, funds belonging to any other party, the party receiving same shall promptly deliver the amounts to the party entitled thereto, and the parties will cooperate to minimize any such misdirected funds.

2.           REPRESENTATIONS AND WARRANTIES OF THE SELLER.

2.1           Representations and Warranties of Seller.  Seller represents and warrants to Purchaser and Purchaser Affiliate as follows:

(a)           The Company has been conducted as a single purpose entity, has entered into no Contracts other than the Use Agreement and the Lease Agreement, does not own any real property, has no employees and has no Liabilities, Indebtedness or obligations of any nature (whether known or unknown, accrued, absolute, contingent or otherwise and whether or not required to be reflected in the Company’s financial statements in accordance with generally accepted accounting principles) other than the Stated Liabilities.

(b)           The Company has good and marketable title to and is the record and beneficial owner of the Summer Permit and the other Assets described on Schedule 2.1(b) subject to no Liens other than, with respect to the Summer Permit, the rights and restrictions of the partners of the Company that are set forth in the Partnership Agreement, the Lease Agreement, and the Use Agreement.

(c)           Except as set forth on Schedule 2.1(c), Seller has good and marketable title to and is the record and beneficial owner of the MJA Permit and the Facility, subject to no Liens, other than, with respect to the Facility, Liens which individually or in the aggregate with other such Liens do not materially impair the conduct of the business at Miami Jai Alai or the ability of Seller to perform a “full schedule of live racing or games” under the Summer Permit and the MJA Permit at the Facility.

(d)           Seller is a corporation duly organized, validly existing, and in good standing under the Laws of the State of Florida, with full power and authority to conduct its business as it is now being conducted and to own or use the MJA Permit, the Facility and the other properties and assets that it purports to own or use.  Seller is duly qualified or licensed to conduct business and is in good standing in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary.

(e)           The Company is a general partnership duly organized, validly existing, and in good standing under the Laws of the State of Florida, with full power and authority to conduct its business as it is now being conducted and to own or use the Summer Permit, and the other properties and assets that it purports to own or use.  The Company is duly qualified or licensed to conduct business and is in good standing in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary.

(f)           Seller has the power and authority to execute and deliver this Agreement and each Ancillary Agreement to which it is a party, to perform its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby.

(g)           Upon the execution and delivery by Seller of this Agreement and the Ancillary Agreements, this Agreement and Ancillary Agreements will constitute the legal, valid and binding obligation of Seller, enforceable against Seller in accordance with their terms.

(h)           The Company does not own, directly or indirectly, any outstanding voting securities of or other interests in, or control, any other corporation, partnership, joint venture or other business entity.

(i)           Seller is the legal and record beneficial owner of the Interests, including the Seller’s Partnership Interests, with good and marketable title to such Interests and free and clear of all Liens whatsoever (subject only to the rights and restrictions of the partners of the Company that are set forth in the Partnership Agreement).  Seller is the legal and record beneficial owner of the Seller’s Partnership Interests, which constitute twenty one percent (21%) of the total issued and outstanding Partnership Interests.  The Seller’s Partnership Interests (i) have been duly authorized and validly issued and are fully paid and nonassessable, (ii) were issued in compliance with all applicable state and federal securities laws, (iii) were not issued in violation of any preemptive rights or rights of first refusal, rights of first offer or other similar rights, restrictions or Liens created by statute, or any Contract rights or restrictions, and (iv) are not subject to preemptive rights, rights of first refusal, rights of first offer or other similar rights, restrictions or Liens created by statute, or any Contract to which the Company or Seller may be bound, other than the rights and restrictions of the partners of the Company that are set forth in the Partnership Agreement.  Seller has not transferred or granted to any Person, and no other Person has (other than Purchaser pursuant to this Agreement), any option, warrant, right, agreement or commitment of any kind to acquire the Interests, including the Seller’s Partnership Interests, or any part thereof. There are no proxies, voting rights or other agreements or understandings with respect to the voting of the Seller’s Partnership Interests, other than those that are set forth in the Partnership Agreement.  Upon the occurrence of the Closing, Purchaser (or, at Purchaser’s option, Purchaser Affiliate) will own the Interests, including the Seller’s Partnership Interests, free and clear of any and all Liens whatsoever (subject only to the rights and restrictions of the partners of the Company that are set forth in the Partnership Agreement). No preemptive rights or rights of first refusal arise by virtue of or in connection with the transactions contemplated hereby.

(j)            Seller has not granted or issued to any Person, nor has Seller taken any action to grant or issue to any Person, (i) any partnership interests, equity securities or other voting securities of the Company, (ii) any securities of the Company convertible into or exchangeable for partnership interests, equity securities or voting securities of or interest in the Company, or (iii) any options, warrants, subscription rights or other rights, agreements or commitments of any kind to acquire from the Company, or that could require or obligate the Company to issue or sell, any partnership interests, equity securities, voting securities or securities convertible into or exchangeable for any security of or interest in the Company.

(k)           The execution and delivery by Seller of this Agreement and the Ancillary Agreements do not, and the consummation of the transactions contemplated thereby will not, conflict with or result in a violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation under (i) any provision of the Company’s partnership agreement, as amended to date, or other organizational documents, as applicable, (ii) any provision of Seller’s articles of incorporation, bylaws or organizational documents, (iii) any loan or credit Contract, note, mortgage, indenture, lease or other material Contract to which Seller or the Company is a party, or (iv) any instrument, permit, license, judgment, Order, decree, statute, Law, ordinance, rule or regulation applicable to Seller or the Company or their respective properties or Assets.

(l)           Except for the notice to the Division that is required under Florida Statutes Section 550.054(12) regarding the consummation of the purchase and sale of the Interests by Seller and Purchaser hereunder, the execution, delivery and performance by Seller of this Agreement and/or the Ancillary Agreements and the consummation of the purchase and sale of the Interests by Seller and/or the consummation of the other transactions contemplated under this Agreement and/or the Ancillary Agreements require no consent, approval, Order or authorization of, action by or in respect of, or registration or filing with, any Governmental Authority.

(m)           Except for the notice to the Division that is required under Florida Statutes Section 550.054(12) regarding the consummation of the purchase and sale of the Interests by Seller and Purchaser hereunder, the execution, delivery and performance by the Company of any of the Ancillary Agreements and the consummation of the transactions contemplated under the Ancillary Agreements require no consent, approval, Order or authorization of, action by or in respect of, or registration or filing with, any Governmental Authority.

(n)           The execution, delivery and performance of this Agreement and/or any of the Ancillary Agreements and the consummation of the purchase and sale of the Interests and/or the other transactions contemplated under this Agreement and/or the Ancillary Agreements will not result in the creation of any claims, Liens, charges, encumbrances, Indebtedness, security interests or other restrictions whatsoever upon the Interests, the Summer Permit, the MJA Permit or any other Asset of the Company or Seller.

(o)           Except as set forth in Schedule 2.1(o), there are no investigations, actions, suits or other Proceedings pending or, to Seller’s knowledge, threatened against the Company or Seller or against any officer, director, manager or partner thereof (in such capacity) and, to Seller’s knowledge, no event has occurred or circumstance exists that would reasonably be expected to give rise to or serve as a basis for the commencement of any action, suit or proceeding against the Company, Seller or any Assets or property thereof (including the Summer Permit and the MJA Permit), or against any officer, director, manager or partner thereof (in such capacity).  None of the Company, Seller nor, to Seller’s knowledge, any of their respective officers, directors, managers or partners (in such capacity) has received written or oral notice from any Governmental Authority that it is the target of any investigation or Proceeding by any Governmental Authority, nor is any such investigation or Proceeding pending.

(p)           Except as set forth in Schedule 2.1(p), neither Seller nor, to Seller’s knowledge, the Company has (i) made a general assignment for the benefit of its creditors, (ii) admitted in writing its inability to pay its debts as they mature, (iii) had an attachment, execution or other judicial seizure of any property interest which remains in effect or (iv) taken, failed to take or submitted to any action indicating a general inability to meet its financial obligations as they accrue.  There is not pending any Proceeding seeking reorganization, arrangement, adjustment, liquidation, dissolution or recomposition of Seller, the Seller’s parent company or the Company or any of their Indebtedness under any Law relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking appointment of a receiver, trustee, custodian or other similar official for any of them or any of their respective shareholders or principals for all or any substantial part of their respective property or assets.

(q)           Seller has delivered to Purchaser (i) a balance sheet of the Company as at December 31, 2009 (including the notes thereto, the “2009 Balance Sheet”), and the related statements of income, changes in partners’ equity, and cash flow for the fiscal year then ended, together with the report thereon of King & Company, PSC, independent certified public accountants, including the notes thereto, and (ii) an unaudited balance sheet of the Company as at September 30, 2010 (the “Interim Balance Sheet”) and the related unaudited statements of income, changes in partners’ equity, and cash flow for the nine (9) months then ended, including the notes thereto.  Such financial statements and notes fairly present the financial condition and the results of operations, changes in partners’ equity and cash flow of the Company as at the respective dates of and for the periods referred to in such financial statements, all in accordance with generally accepted accounting principles consistently applied.  The financial statements referred to in this Section 2.1(q) reflect the consistent application of such accounting principles throughout the periods involved.  No financial statements of any Person are required by generally accepted accounting principles to be included in the financial statements of the Company.

(r)           Seller has delivered to Purchaser Seller’s Annual Report Pursuant to the Uniform Reporting System Prescribed for Pari-Mutuel Permit Holders, including a balance sheet of Seller as at December 31, 2009 and the related statements of income, changes in partners’ equity, and cash flow for the fiscal year then ended, together with the report thereon of King & Company, PSC, independent certified public accountants, including the notes thereto.  Such financial statements and notes fairly present the financial condition and the results of operations, changes in partners’ equity and cash flow of Seller as at the date of and for the periods referred to in such financial statements, all in accordance with generally accepted accounting principles consistently applied.  The financial statements referred to in this Section 2.1(q) reflect the consistent application of such accounting principles throughout the periods involved.  No financial statements of any Person are required by generally accepted accounting principles to be included in the financial statements of Seller.

(s)           The books of account, minute books, and other records of the Company are complete and correct in all material respects and have been maintained in accordance with sound business practices, including the maintenance of an adequate system of internal controls.  To Seller’s knowledge, the minute books of the Company contain accurate and complete records of all meetings held of, and partnership action taken by, the Company's partners and, to Seller’s knowledge, no meeting of any such partners has been held for which minutes have not been prepared and are not contained in such minute books.  At the Closing, all of those books and records will be delivered to Purchaser.

(t)           The Assets are sufficient to enable the Company to conduct jai alai performances and perform a “full schedule of live racing or games” under the Summer Permit at the Facility after the Closing.

(u)           Except as set forth in Schedule 2.1(u), the Seller’s assets that Seller currently owns are sufficient enable Seller to conduct jai alai performances and perform a “full schedule of live racing or games” under each of the MJA Permit and the Summer Permit at the Facility after the Closing.

(v)           The Company does not have any Liabilities of any nature except for the Liabilities reflected or reserved against in the 2009 Balance Sheet and current Liabilities incurred in the ordinary course of business consistent with the past practices since the date of the 2009 Balance Sheet thereof.

(w)           Except as set forth in Schedule 2.1(w), since the date of the 2009 Balance Sheet, there has not been any change, event or effect that is materially adverse to (i) the business, operations, properties, assets, prospects, or condition of the Company or the Seller, as applicable, or any Asset, the Summer Permit, the MJA Permit, the Liabilities or the Stated Liabilities, or (ii) the ability of Seller to perform its obligations under this Agreement or to consummate the transactions contemplated by this Agreement (“Material Adverse Change”), and no event has occurred or circumstance exists that may result in such a Material Adverse Change.

(x)

(i)           Each of the Company and Seller is, and at all times since December 31, 2009, has been, in material compliance with each Law that is or was applicable to it or to the conduct or operation of its business or the ownership or use of any of its assets.

(ii)           No event has occurred or, to Seller’s knowledge, circumstance exists that (with or without notice or lapse of time) (A) may constitute or result in a violation by the Company or Seller of, or a failure on the part of the Company or Seller to comply with, any Law, or (B) may give rise to any obligation on the part of the Company or Seller to undertake, or to bear all or any portion of the cost of, any remedial action of any nature.

(iii)           Neither Seller nor the Company has received, at any time since December 31, 2009, any notice or other communication (whether oral or written) from any Governmental Authority or any other Person regarding (A) any actual, alleged, possible, or potential violation of, or failure to comply with, any Law which has had or may result in, individually or in the aggregate, a Material Adverse Change, or (B) any actual, alleged, possible, or potential obligation on the part of the Company or the Owner to undertake, or to bear all or any portion of the cost of, any remedial action of any nature, which has had or may result in, individually or in the aggregate, a Material Adverse Change.

(y)           Schedule 2.1(y) contains a complete and accurate list of each license, authorization and permit that is held by the Company or that relates to the business of, or to any of the assets owned or used by, the Company, including the Summer Permit.  The Summer Permit and each other  license, authorization and permit listed or required to be listed in Schedule 2.1(y) is active, valid and in full force and effect.  Except as set forth in Schedule 2.1(y):

(i)           the Company is, and at all times since July 1, 2007, has been, in full compliance with all of the terms and requirements of the Summer Permit and each other  license, authorization and permit identified or required to be identified in Schedule 2.1(y), and each such license, authorization and permit (including the Summer Permit) is not subject to the satisfaction of any condition that has not been satisfied or waived;

(ii)           no event has occurred or, to Seller’s knowledge, circumstance exists that may (with or without notice or lapse of time) (A) constitute or result directly or indirectly in a violation of or a failure to comply with any term or requirement of the Summer Permit or any other license, authorization and permit listed or required to be listed in Schedule 2.1(y), or (B) result directly or indirectly in the revocation, withdrawal, suspension, cancellation, or termination of, or any modification to, the Summer Permit or any other license, authorization and permit listed or required to be listed in Schedule 2.1(y);

(iii)           neither Seller nor the Company has received, at any time since July 1, 2007, any notice or other communication (whether oral or written) from any Governmental Authority or any other Person regarding (A) any actual, alleged, possible, or potential violation of or failure to comply with any term or requirement of the Summer Permit or any other license, authorization or permit listed or required to be listed in Schedule 2.1(y) which has had or may result in, individually or in the aggregate, a Material Adverse Change, or (B) any actual, proposed, possible, or potential revocation, withdrawal, suspension, cancellation, termination of, or modification to the Summer Permit or any license, authorization or permit;

(iv)           no Proceeding is pending or, to Seller’s knowledge, threatened against the Company or Seller that seeks to revoke, withdraw, suspend, cancel, terminate, or modify the Summer Permit or the Summer License;

(v)           all reports, registrations, applications, filings and fees required to have been delivered, registered, filed or paid under applicable Law with respect the Summer Permit and the other licenses, authorizations and permits listed or required to be listed in Schedule 2.1(y), including all reports, registrations, applications, filings and fees required to have been delivered, registered, filed or paid for the maintenance, continuation and renewal of the Summer Permit and the other licenses, authorizations and permits listed or required to be listed in Schedule 2.1(y) have been duly delivered, registered, filed and paid on a timely basis with the Division and all other appropriate Governmental Authorities, and all other reports, registrations, applications, filings and payments required to have been made with respect to the Summer Permit and such licenses, authorizations and permits have been duly delivered, registered, filed and paid on a timely basis with the Division and all other appropriate Governmental Authorities;

(vi)           Seller and the Company have conducted a “full schedule of live racing or games” (as such term is defined in Section 550.002(11), Florida Statutes) under the Summer Permit during each of the 2007-2008, 2008-2009, and 2009-2010 state fiscal years; and

(vii)           the Summer Permit and the other licenses, authorizations and permits listed in Schedule 2.1(y) collectively constitute all of the licenses, authorizations and permits necessary to permit the Company to lawfully conduct and operate its business in the manner it currently conducts and operates such business and to permit the Company to own and use its assets in the manner in which it currently owns and uses such assets.

(z)           Schedule 2.1(z) contains a complete and accurate list of each license, authorization and permit that is held by Seller or that otherwise relates to the business of, or to any of the assets owned or used by, Seller, including the MJA Permit.  The MJA Permit and each other  license, authorization and permit listed or required to be listed in Schedule 2.1(z) is valid and in full force and effect.  Except as set forth in Schedule 2.1(z):

(i)           Seller is, and at all times since July 1, 2007, has been, in full compliance with all of the terms and requirements of the MJA Permit and each other  license, authorization and permit identified or required to be identified in Schedule 2.1(z), and each such license, authorization and permit (including the MJA Permit) is not subject to the satisfaction of any condition that has not been satisfied or waived;

(ii)           no event has occurred or, to Seller’s knowledge, circumstance exists that may (with or without notice or lapse of time) (A) constitute or result directly or indirectly in a violation of or a failure to comply with any term or requirement of the MJA Permit or any other license, authorization and permit listed or required to be listed in Schedule 2.1(z) which has had or may result in, individually or in the aggregate, a Material Adverse Change, or (B) result directly or indirectly in the revocation, withdrawal, suspension, cancellation, or termination of, or any modification to, the MJA Permit or any other license, authorization and permit listed or required to be listed in Schedule 2.1(z);

(iii)           Seller has not received, at any time since July 1, 2007, any notice or other communication (whether oral or written) from any Governmental Authority or any other Person regarding (A) any actual, alleged, possible, or potential violation of or failure to comply with any term or requirement of the MJA Permit or any other license, authorization or permit, or (B) any actual, proposed, possible, or potential revocation, withdrawal, suspension, cancellation, termination of, or modification to the MJA Permit or any license, authorization or permit;

(iv)           no Proceeding is pending or, to Seller’s knowledge, threatened against Seller that seeks to revoke, withdraw, suspend, cancel, terminate, or modify the MJA Permit;

(v)           all reports, registrations, applications, filings and fees required to have been delivered, registered, filed or paid under applicable Law with respect the MJA Permit and the other licenses, authorizations and permits listed or required to be listed in Schedule 2.1(z), including all reports, registrations, applications, filings and fees required to have been delivered, registered, filed or paid for the maintenance, continuation and renewal of the MJA Permit and the other licenses, authorizations and permits listed or required to be listed in Schedule 2.1(z) have been duly delivered, registered, filed and paid on a timely basis with the Division and all other appropriate Governmental Authorities, and all other reports, registrations, applications, filings and payments required to have been made with respect to the MJA Permit and such licenses, authorizations and permits have been duly delivered, registered, filed and paid on a timely basis with the Division and all other appropriate Governmental Authorities;

(vi)           Seller has conducted a “full schedule of live racing or games” (as such term is defined in Section 550.002(11), Florida Statutes) under the MJA Permit during each of the 2007-2008, 2008-2009, and 2009-2010 state fiscal years;

(vii)           the MJA Permit and the other licenses, authorizations and permits listed in Schedule 2.1(z) collectively constitute all of the licenses, authorizations and permits necessary to permit Seller to lawfully conduct and operate its business in the manner it currently conducts and operates such business and to permit Seller to own and use its assets in the manner in which it currently owns and uses such assets.

(aa)           Schedule 2.1(aa) contains a complete and accurate list, and Seller has delivered to Purchaser true and complete copies, of each Contract (a) under which the Company has or may acquire any rights, (b) under which the Company has or may become subject to any obligation or Liability, (c) by which the Company or any of the assets owned or used by it is or may become bound, or (d) under which Seller operates or conducts (or which is required for Seller to operate or conduct) jai alai performances under the Summer Permit at the Facility.  Except as set forth in Schedule 2.1(aa):

(i)           neither Seller nor any Affiliate of Seller has nor may acquire any rights under, and neither Seller nor any Affiliate of Seller has nor may become subject to any Liability under, any Contract that relates to the business of, or any of the assets owned or used by, the Company, other than the Use Agreement and the Lease Agreement, in each case, in Seller’s capacity as a contract party to each such Contract;

(ii)           each Contract identified or required to be identified in Schedule 2.1(z) is in full force and effect and is valid and enforceable in accordance with its terms;

(iii)           the Company and Seller, as applicable, are, and at all times since December 31, 2009, have been, in material compliance with all applicable terms and requirements of each Contract identified or required to be identified in Schedule 2.1(aa);

(iv)           each other Person that has or had any Liability under any Contract identified or required to be identified in Schedule 2.1(aa) is, and at all times since December 31, 2009, has been, in material compliance with all applicable terms and requirements of such Contract;

(v)           to Seller’s knowledge, no event has occurred or circumstance exists that (with or without notice or lapse of time) may contravene, conflict with, or result in a violation or breach of, or give Seller, the Company or other Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any Contract identified or required to be identified in Schedule 2.1(aa); and

(vi)           neither Seller nor the Company has given to nor received from any other Person, at any time since December 31, 2009, any notice or other communication (whether oral or written) regarding any actual, alleged, possible, or potential violation or breach of, or default under, any Contract identified or required to be identified in Schedule 2.1(aa);

(vii)           there are no renegotiations of, attempts to renegotiate, or outstanding rights to renegotiate any material amounts paid or payable to the Company under current or completed Contracts with any Person and no such Person has made written demand for such renegotiation;

(viii)                      The Contracts relating to the sale or provision of products or services by the Company and such other Contracts under which Seller operates or conducts (or which is required for Seller to operate or conduct) jai alai performances under the Summer Permit at the Facility have been entered into in the ordinary course of business consistent with past practices and have been entered into without the commission of any act alone or in concert with any other Person, or any consideration having been paid or promised, that is or would be in violation of any Law.

(bb)           None of the events or circumstances that are described in Sections 1.5(a)(iii), 1.5(a)(iv), 1.5(a)(vi), 1.5(a)(vii), 1.5(a)(viii), 1.5(a)(ix) or 1.5(a)(x) has occurred or is pending or continuing as of the date hereof.

(cc)           With respect to any and all Taxes:

(i)           the Company has been treated as a partnership for federal, state and local income tax purposes since its formation and has never elected nor, to Seller’s knowledge, have its partners elected, to have the Company treated as a corporation for federal, state or local income tax purposes.

(ii)           the Company has filed all Tax Returns that it was required to file under applicable laws and regulations.  All such Tax Returns were correct and complete in all respects and have been prepared in substantial compliance with all applicable laws and regulations. All Taxes due and owing by the Company (whether or not shown on any Tax Return) have been paid. The Company currently is not the beneficiary of any extension of time within which to file any Tax Return. No claim has ever been made by an authority in a jurisdiction where the Company does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There are no Liens for Taxes (other than Taxes not yet due and payable) upon any of the Assets of the Company.

(iii)           Seller has filed all Tax Returns that Seller was required to file in a manner consistent with the Tax Returns of the Company.  All of the Tax Returns of Seller were correct and complete in all respects with respect to all items of income, gain, loss, deduction, or credit of the Company.

(iv)           the Company has withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, partner, or other third party.

(v)           Neither Seller nor, to Seller’s knowledge, any partner, manager or officer (or employee responsible for Tax matters) of the Company expects any authority to assess any additional Taxes for any period for which Tax Returns have been filed. No foreign, federal, state, or local tax audits or administrative or judicial Tax proceedings are pending or being conducted with respect to the Company.  The Company has not received from any foreign, federal, state, or local taxing authority (including jurisdictions where the Company has not filed Tax Returns) any (i) notice indicating an intent to open an audit or other review, (ii) request for information related to Tax matters, or (iii) notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted, or assessed by any taxing authority against the Company. Schedule 2.1(cc) attached hereto lists all federal, state, local, and foreign income Tax Returns filed with respect to the Company for taxable period ended during the year 2009.  Seller has delivered to Purchaser correct and complete copies of all federal income Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by the Company (or Seller by virtue of an allocation of any items or items of income, gain, loss, deduction, or credit of the Company) filed or received for the year 2009.

(vi)           The Company has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(vii)           The Company has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Code §6662.

(viii)                      The Company will not be required to include any item of income, or exclude any item of deduction from ordinary income or loss (or portion thereof) for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting for a taxable period ending on or prior to the Initial Closing Date; (ii) “closing agreement” as described in Code §7121 (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date; (iii) installment sale or open transaction disposition made on or prior to the Closing Date; or (iv) prepaid amount received on or prior to the Closing Date.

(ix)           Without the prior written consent of Purchaser, neither the Company nor Seller shall make or change any election, change an annual accounting period, adopt or change any accounting method, file any amended Tax Return, enter into any closing agreement, settle any Tax claim or assessment relating to the Company, surrender any right to claim a refund of Taxes, consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment relating to the Company, or take any other similar action relating to the filing of any Tax Return or the payment of any Tax, if such election, adoption, change, amendment, agreement, settlement, surrender, consent or other action would have the effect of increasing the Tax Liability of the Company or Purchaser or Purchaser Affiliate for any period ending after the Closing Date or decreasing any Tax attribute of the Company existing on the Closing Date.

(x)           Seller is not a "foreign person" within the meaning of Code Section 1445 and it will furnish Purchaser with an executed FIRPTA Affidavit.

(dd)           With respect to the Facility and the business conducted at the Facility:

(i)           All of the real property used in connection with the business at Miami Jai Alai is owned by Seller.  Seller has good and marketable fee simple title to the Facility, free and clear of all Liens other than Liens which individually or in the aggregate with other such Liens do not materially impair the conduct of the business at Miami Jai Alai or the ability of Seller to perform a “full schedule of live racing or games” under the Summer Permit and the MJA Permit at the Facility.  Seller does not share the Facility or the use or operation thereof with any other Person other than the Company, and there no Contracts in force or proposed for any such sharing arrangement.  Seller shall not take any action that would interfere with the conduct of a “full schedule of live racing or games” under the Summer Permit at the Facility.  The Facility does not rely on any other real property for vehicular or pedestrian ingress or egress to and from the Facility (other than public roads and thoroughfares) and the Facility does not rely on any other real property for parking or other easements or rights of way.  To the best knowledge of Seller, neither the Facility or the improvements or the use thereof, contravenes or violates any building, administrative, environmental, zoning, other land use, occupational safety and health or other applicable Law in any material respect in any manner as would be reasonably likely to cause a Material Adverse Change.

(ii)           Except with respect to the Roof, the improvements on the Facility are in operating condition and in a state of operable maintenance and repair, ordinary wear and tear excepted, and are adequate and suitable for the purposes for which they are presently being used; and, to the best knowledge of Seller, there are no condemnation or appropriation, environmental, zoning or other land use regulation proceedings or investigations pending or threatened against any of the Facility, such improvements, Seller or the Company which would affect the use and operation of the Facility and the improvements as a jai alai facility, nor are there any assessments affecting the Facility, such improvements, Seller or the Company.

(iii)          Except with respect to the Roof, neither of the Facility nor the improvements thereon, or the use and operation thereof, contravenes or violates any building, zoning, subdivision, land use, administrative, occupational safety and health, environmental or other applicable Law in any material respect.  Neither Seller nor the Company has received any notice from any Governmental Authority advising Seller or the Company of a violation of any such Laws (whether now existing or which will exist under applicable Laws with the passage of time) or (ii) any action which must be taken to avoid a violation thereof.

(iv)          Except as set forth in Schedule 2.1(dd), there are no material outstanding Contracts made by Seller for the construction or repair of any improvements to the Facility which have not been fully paid for.

(v)           To the best knowledge of Seller, except with respect to the Roof, there are no material physical defects in the Facility.

(vi)          All water, sewer, gas, electric, telephone, and drainage facilities and all other utilities required by law for Seller’s continued use and operation of the Facility as a jai alai facility are installed, or may be installed without additional consent of any third party, across public property or valid easements to the boundary lines of the Facility.

(vii)         Other than with respect to the Roof, neither Seller nor the Company has received any notice from any insurance carrier of any defects or inadequacies in the Facility, or in any portion thereof, which would materially adversely affect the insurability thereof or the cost of such insurance.  To Seller’s knowledge, there are no pending insurance claims relating to the Facility.

(viii)        Seller is in possession of and has good title to, or has valid leasehold interests in or valid rights under Contract to use, all the tangible personal property of Seller relating to the business at Miami Jai Alai as currently conducted, and as of the Closing Date, Seller shall be in possession of and have good and valid title to all such tangible personal property.  All such tangible personal property is free and clear of all Liens, other than Liens which individually or in the aggregate with other such Liens do not materially impair the conduct of the business at Miami Jai Alai or the ability of Seller to perform a “full schedule of live racing or games” under the Summer Permit and the MJA Permit at the Facility, and is in good working order and condition, ordinary wear and tear, maintenance and replacement excepted, and its use complies in all material respects with all applicable Laws.

(ee)           Except as set forth in Schedule 2.1(ee), neither Seller nor the Company is not a party to or bound by any collective bargaining agreement or any other agreement with a labor union, and there has been no effort by any labor union during the twenty four (24) months prior to the date hereof to organize any employees of Seller or the Company into one or more collective bargaining units.  There is no pending or, to Seller’s knowledge, threatened labor dispute, strike or work stoppage which affects or which may affect the business of Seller or the Company or which may interfere with its continued operations of the Miami Jai Alai and the Facility.  Neither Seller, the Company nor any or their respective Representatives has within the last twenty four (24) months committed any unfair labor practice as defined in the National Labor Relations Act, as amended, and there is no pending or, to Seller’s knowledge, threatened charge or complaint against the Company by or with the National Labor Relations Board or any representative thereof.  There has been no strike, walkout or work stoppage involving any of the employees of Seller or the Company during the twenty four (24) months prior to the date hereof.  Seller and the Company have materially complied with applicable laws, rules and regulations relating to employment, civil rights and equal employment opportunities, including but not limited to, the Civil Rights Act of 1964, the Fair Labor Standards Act, and the Americans with Disabilities Act, as amended.

(ff)           Seller and the Company is and has at all times been in material compliance with all Environmental Laws governing its business, operations, properties and assets, including, without limitation: (i) all requirements relating to the discharge and handling of Hazardous Substances; (ii) all requirements relating to notice, record keeping and reporting; (iii) all requirements relating to obtaining and maintaining licenses and permits for the ownership of its properties and assets and the operation of its business as presently conducted, including licenses and permits relating to the handling and discharge of Hazardous Substances; and (iv) all applicable writs, orders, judgments, injunctions, governmental communications, decrees, informational requests or demands issued pursuant to, or arising under, any Environmental Laws.  With respect to the Facility, (i) Seller has not received any written notice since December 31, 2009 alleging the present violation of any Environmental Laws, and (ii) to Seller’s knowledge, since December 31, 2009, no material unauthorized storage, treatment, discharge or disposal of hazardous waste or substance on the Facility has been made by Seller, except in substantial compliance with applicable Environmental Laws.

(gg)           To Seller’s knowledge, there are no breaches of any of the terms of, nor claims by any party made pursuant to, the Partnership Agreement nor, to Seller’s knowledge, are there any pending breaches of any of the terms of, or of pending claims or threatened claims by any party made pursuant to the Partnership Agreement.

(hh)           Since December 31, 2009, neither the Company nor, to Seller’s knowledge, any partner, manager, director, officer, agent, or employee of the Company, or any other Person associated with or acting for or on behalf of the Company, has directly or indirectly (a) made any contribution, gift, bribe, rebate, payoff, influence payment, kickback, or other payment to any Person, private or public, regardless of form, whether in money, property, or services (i) to obtain favorable treatment in securing business, (ii) to pay for favorable treatment for business secured, (iii) to obtain special concessions or for special concessions already obtained, for or in respect of the Company or any Affiliate of the Company, or (iv) in violation of any Law, (b) established or maintained any fund or asset that has not been recorded in the books and records of the Company.

(ii)           No representation or warranty of Seller in this Agreement or the Schedules hereto omits to state a material fact necessary to make the statements herein or therein, in light of the circumstances in which they were made, not misleading.  There is no fact known to Seller that has specific application to Seller or the Company and that materially adversely affects the Interests or the assets, business, prospects, financial condition, or results of operations of the Company or Seller that has not been set forth in this Agreement or the Schedules hereto.

3.           REPRESENTATIONS AND WARRANTIES OF THE PURCHASER.

3.1           Representations and Warranties of Purchaser.  Purchaser represents and warrants to Seller as follows:

(a)           Purchaser is a duly organized, validly existing limited partnership, in good standing under the Laws of the State of Florida, with full power and authority to conduct its business as it is now being conducted.

(b)           Upon the execution and delivery by Purchaser of this Agreement and each of the Ancillary Agreements to which Purchaser is a party, this Agreement and such Ancillary Agreements will constitute the legal, valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms.

(c)           The execution and delivery by Purchaser of this Agreement and the Ancillary Agreements to which Purchaser is a party do not, and the consummation of the transactions contemplated thereby by Purchaser will not, conflict with or result in a violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation under (i) any provision of Purchaser’s certificate of limited partnership or partnership agreement, (ii) any Contract to which Purchaser is a party, or (iii) any instrument, permit, license, judgment, Order, decree, statute, Law, ordinance, rule or regulation applicable to Purchaser.

(d)           The execution, delivery and performance by Purchaser of this Agreement and the Ancillary Agreements to which Purchaser is a party and the consummation by Purchaser of the purchase and sale of the Interests and the other transactions contemplated under this Agreement and the Ancillary Agreements to which Purchaser is a party require no consent, approval, Order or authorization of, action by or in respect of, or registration or filing with, any Governmental Authority, except for the notice to the Division that is required under Florida Statutes Section 550.054(12) regarding the consummation of the purchase and sale of the Interests by Seller and Purchaser hereunder.

4.           SURVIVAL OF REPRESENTATIONS AND WARRANTIES.

4.1           Survival of Representations and Warranties. The representations and warranties contained in this Agreement, or in any schedule, document, certificate or instrument delivered in connection herewith, shall survive the Closing for a period of twenty four (24) months, provided however, that notwithstanding the foregoing, (i) the representations and warranties contained in Section 2.1(d), Section 2.1(f), Section 2.1(g), Section 2.1(i), Section 2.1(j), Section 2.1(cc) and Section 2.1(ff) shall survive the Closing indefinitely; and (ii) any representation or warranty that would otherwise expire in accordance with the foregoing provision shall continue to survive if any claim for indemnification with respect to such representation or warranty shall have been given under Section 5.3 on or prior to such expiration date, until the related claim for indemnification has been satisfied or otherwise resolved under Section 5.  The covenants and agreements contained in this Agreement, or in any schedule, document, certificate or instrument delivered in connection herewith, shall survive the Closing until the later of (i) twelve (12) months following the last date on which any such covenant or agreement is to be performed, or (ii) one hundred and eighty (180) days after the expiration of all applicable statutes of limitation (including all periods of extension, whether automatic or permissive) with respect to the performance of any such covenant or agreement; provided however that any covenant or agreement that would otherwise expire in accordance with the foregoing provision shall continue to survive if any claim for indemnification with respect to such covenant or agreement shall have been given under Section 5.3 on or prior to such expiration date, until the related claim for indemnification has been satisfied or otherwise resolved under Section 5.

5.           INDEMNIFICATION.

5.1           Indemnification of Purchaser.  Seller hereby indemnifies Purchaser and its Affiliates and the Company (collectively, the “Purchaser Group”) against and agrees to hold each of the Purchaser Group harmless from and shall reimburse each of the Purchaser Group for any and all damage, loss, Liability and expense (including without limitation reasonable expenses of investigation and reasonable attorneys’ fees and expenses in connection with any action, suit or proceeding) (“Damages”) incurred or suffered by any of the Purchaser Group arising out of or with respect to:

(a)           (i) any misrepresentation or breach of warranty made by Seller pursuant to this Agreement or any of the Ancillary Agreements to which Seller is a party or any other certificate, agreement or writing delivered by Seller pursuant hereto or thereto and (ii) any claim, action, suit or other Proceeding by any Person alleging facts that if proven true would constitute a misrepresentation or breach of warranty by Seller;

(b)           any breach or nonfulfillment of, or failure to perform, any covenant or agreement made by Seller pursuant to this Agreement or any of the Ancillary Agreements to which Seller is a party;

(c)           any Excluded Liability, including any failure on the part of Seller to pay, perform and/or discharge any of the Excluded Liabilities;

(d)           the ownership of the Interests prior to Closing;

(e)           any act by Seller prior to Closing with respect to the Company or the Summer Permit outside the scope of the Seller’s authority under the Partnership Agreement or authority otherwise properly granted to Seller by the partners of the Partnership;

(f)           any act or omission of Seller prior to Closing which constitutes, or which with the passage of time and the giving of notice shall constitute, a breach or default under the Partnership Agreement;

(g)           the failure of Seller to transfer and/or deliver good and marketable title to the Interests, free and clear of any Liens (subject only to the rights and restrictions of the partners of the Company that are set forth in the Partnership Agreement); or

(h)           any claim that is asserted by any Person, to the effect that such Person (i) is the holder or the beneficial owner of, or has the right to acquire or to obtain beneficial ownership of, the Interests or any part thereof, or (2) is entitled to all or any portion of the Cash Purchase Price.

Notwithstanding anything contained in this Agreement to the contrary, the parties hereto acknowledge and agree that BKCLP 2 shall not be entitled to indemnity pursuant to Section 5 or any other provision of this Agreement; provided however, that nothing contained in this Agreement or the Ancillary Agreements shall be deemed to release or otherwise affect any indemnification Liabilities or other Liabilities that Seller may have to BKCLP 2 or Purchaser under the Partnership Agreement or any other agreement or applicable Law.

5.2           Indemnification of Seller.  Purchaser and, if and only if the Interests are purchased by the Purchaser Affiliate and not by Purchaser, Purchaser Affiliate, hereby indemnify Seller and its Affiliates (collectively, the “Seller Group”) against and agrees to hold each of the Seller Group harmless from and shall reimburse each of the Seller Group for any and all Damages incurred or suffered by any of the Seller Group arising out of or with respect to:

(a)           (i) any misrepresentation or breach of warranty made by Purchaser pursuant to this Agreement or any of the Ancillary Agreements to which Purchaser is a party or any other certificate, agreement or other writing delivered by Purchaser pursuant hereto or thereto and (ii) any claim, action, suit or proceeding by any Person alleging facts that if proven true would constitute a misrepresentation or breach of warranty by Purchaser pursuant hereto;

(b)           any breach of any covenant or agreement made by Purchaser pursuant to this Agreement or any of the Ancillary Agreements to which Purchaser is a party; or

(c)           any breach of any covenant or agreement made by Purchaser pursuant to this Agreement or any of the Ancillary Agreements with respect to the Purchaser Note Liabilities or the Assumed Note Liabilities.

5.3           Procedures.

(a)           Any Person seeking indemnification under this Section 5 (the “Indemnified Person”) shall give prompt notice to the party against whom indemnity is sought (the “Indemnifying Person”) of the assertion of any Third Party Claim; provided that no delay on the part of the Indemnified Person in notifying the Indemnifying Person shall relieve the Indemnifying Person of any Liability or obligation hereunder, except to the extent that the Indemnifying Person has been irreparably prejudiced thereby.

(b)           If an Indemnified Person gives notice to the Indemnifying Person pursuant to Section 5.3(a) of the assertion of a Third Party Claim, the Indemnifying Person shall be entitled to participate in the defense of such Third Party Claim and, to the extent that it wishes (unless (i) the Indemnifying Person is also a Person against whom the Third Party Claim is made and the Indemnified Person determines in good faith that joint representation would be inappropriate or (ii) the Indemnifying Person fails to provide reasonable assurance to the Indemnified Person of its financial capacity to defend such Third Party Claim and provide indemnification with respect to such Third Party Claim), to assume the defense of such Third Party Claim with counsel satisfactory to the Indemnified Person. If the Indemnifying Person assumes the defense of a Third Party Claim, (i) such assumption will conclusively establish for purposes of this Agreement that the claims made in that Third Party Claim are within the scope of and subject to indemnification, and (ii) no compromise or settlement of such Third Party Claims may be effected by the Indemnifying Person without the Indemnified Person’s written consent unless (A) there is no finding or admission of any violation of Law or any violation of the rights of any Person; (B) the sole relief provided is monetary damages that are paid in full by the Indemnifying Person; and (C) the Indemnified Person shall have no liability with respect to any compromise or settlement of such Third Party Claims effected without its written consent. If notice is given to an Indemnifying Person of the assertion of any Third Party Claim and the Indemnifying Person does not, within ten (10) days after the Indemnified Person’s notice is given, give notice to the Indemnified Person of its election to assume the defense of such Third Party Claim, the Indemnifying Person will be bound by any determination made in such Third Party Claim or any compromise or settlement effected by the Indemnified Person.

(c)           Notwithstanding the foregoing, if an Indemnified Person determines in good faith that there is a reasonable probability that a Third Party Claim may adversely affect it or its Affiliates other than as a result of monetary damages for which it would be entitled to indemnification under this Agreement, the Indemnified Person may, by notice to the Indemnifying Person, assume the exclusive right to defend, compromise or settle such Third Party Claim.

(d)           Notwithstanding the provisions of Section 6.2, Seller hereby consents to the nonexclusive jurisdiction of any court in which a Proceeding in respect of a Third Party Claim is brought against any member of the Purchaser Group for purposes of any claim that a member of the Purchaser Group may have under this Agreement with respect to such Proceeding or the matters alleged therein and agree that process may be served on Seller with respect to such a claim anywhere in the world.

(e)           With respect to any Third Party Claim subject to indemnification under this Section 5: (i) both the Indemnified Person and the Indemnifying Person, as the case may be, shall keep the other Person fully informed of the status of such Third Party Claim and any related Proceedings at all stages thereof where such Person is not represented by its own counsel, and (ii) the parties agree (each at its own expense) to render to each other such assistance as they may reasonably require of each other and to cooperate in good faith with each other in order to ensure the proper and adequate defense of any Third Party Claim.

(f)           With respect to any Third Party Claim subject to indemnification under this Section 5, the parties agree to cooperate in such a manner as to preserve in full (to the extent possible) the confidentiality of all confidential information and the attorney-client and work-product privileges. In connection therewith, each party agrees that: (i) it will use its best efforts, in respect of any Third Party Claim in which it has assumed or participated in the defense, to avoid production of confidential information (consistent with applicable Law and rules of procedure), and (ii) all communications between any party hereto and counsel responsible for or participating in the defense of any Third Party Claim shall, to the extent possible, be made so as to preserve any applicable attorney-client or work-product privilege.

(g)           A claim for indemnification for any matter not involving a Third Party Claim may be asserted by notice to the party from whom indemnification is sought and shall be paid promptly after such notice.

5.4           Indemnification Maximum and Basket.

(a)            Subject to the provisions of Section 5.4(c), the maximum liability of Seller with respect to Damages incurred by the Purchaser Group under Sections 5.1(a) and (b) shall not exceed Two Million Five Hundred Thousand Dollars ($2,500,000) in the aggregate (the “Seller’s Indemnification Maximum”).

(b)           Subject to the provisions of Section 5.4(c), no Indemnified Person who is a member of the Purchaser Group shall be entitled to indemnification with respect to any claim under Section 5.1(a) or Section 5.1(b) until the aggregate amount of Damages with respect to claims under Section 5.1 exceeds Fifty Thousand Dollars ($50,000) (the “Seller’s Indemnification Basket”), at which time the Indemnified Person shall be entitled to indemnification for all such Damages suffered, sustained or incurred by the Indemnified Person (including all Damages suffered, sustained or incurred prior to exceeding the $50,000 threshold), subject to the Seller’s Indemnification Maximum to the extent the Seller’s Indemnification Maximum is applicable to such Damages under Section 5.4(a).  For purposes of this Section 5.4(b), all Damages suffered, sustained or incurred by each member of the Purchaser Group shall be aggregated.

(c)           Notwithstanding the provisions of Section 5.4(a) or Section 5.4(b) or anything contained in this Agreement to the contrary, the provisions of Section 5.4(a) and Section 5.4(b) (including provisions relating to the Seller’s Indemnification Maximum and the Seller’s Indemnification Basket) shall not apply to claims under, or Damages suffered, sustained or incurred with respect to any of the matters described in, Section 5.1(c), Section 5.1(d), Section 5.1(e), Section 5.1(f), Section 5.1(g) or Section 5.1(h), or matters arising in respect of, or Damages suffered, sustained or incurred with respect to any of the matters described in (including any breach of any of the covenants, agreements, representations or warranties set forth in), Section 1.1, Section 1.7, Section 1.10, Section 2.1(d), Section 2.1(f), Section 2.1(g), Section 2.1(i), Section 2.1(j), Section 2.1(cc), Section 2.1(ff) or Section 6.1(k), or to any breach of any of Seller’s representations or warranties of which Seller had knowledge at any time prior to the date on which such representation or warranty is made or any intentional breach by Seller of any covenant or obligation, and Seller shall be liable and responsible for all Damages with respect to such claims, matters and breaches.

(d)           The maximum liability of Purchaser (and, if the Interests are purchased by the Purchaser Affiliate, Purchaser Affiliate) with respect to Damages incurred by the Seller Group under Sections 5.2(a), (b) and (c) (including with respect to claims under, and/or Damages suffered, sustained and/or incurred with respect to any of the matters described in Section 5.2(a), Section 5.2(b) and/or Section 5.2(c), and/or matters arising in respect of, and/or Damages suffered, sustained and/or incurred with respect to any breach of any of the covenants, agreements, representations and/or warranties set forth in this Agreement and/or any of the Ancillary Agreements) shall not exceed, in the aggregate, the amount equal to (x) the Assumed Note Liabilities, less (y) any amount thereof that is paid or otherwise reduced from time to time (the “Purchaser’s Indemnification Maximum”).

(e)           No Indemnified Person who is a member of the Seller Group shall be entitled to indemnification with respect to any claim under Section 5.2(a), Section 5.2(b) or Section 5.2(c) until the aggregate amount of Damages with respect to claims under Section 5.2 exceeds Fifty Thousand Dollars ($50,000) (the “Purchaser’s Indemnification Basket”), at which time the Indemnified Person shall be entitled to indemnification for all such Damages suffered, sustained or incurred by the Indemnified Person (including all Damages suffered, sustained or incurred prior to exceeding the $50,000 threshold), subject to the Purchaser’s Indemnification Maximum.  For purposes of this Section 5.4(e), all Damages suffered, sustained or incurred by each member of the Seller Group shall be aggregated.

5.5           No Waiver.  No waiver of a Closing condition by Purchaser or Seller shall limit its rights under Section 5.

6.           MISCELLANEOUS PROVISIONS.

6.1           Defined Terms.  As used in this Agreement, the following capitalized terms have the meanings indicated below:

(a)           “Affiliate” means any Person that directly, or indirectly through one or more intermediaries, controls or is controlled by or is under common control with the Person specified.  For purposes of this definition, control of a Person means the power, direct or indirect, to direct or cause the direction of the management and policies of such Person whether by Contract or otherwise and, in any event and without limitation of the previous sentence, any Person owning ten percent (10%) or more of the voting securities of another Person shall be deemed to control that Person.

(b)           “Ancillary Agreements” shall have the meaning ascribed to such term in Section 1.4(a) hereof.

(c)           “Assets” means, collectively, all of the properties, assets, rights and interests of every nature, kind and description, tangible and intangible (including goodwill), whether real, personal or mixed, whether accrued, contingent or otherwise, and whether now existing or hereafter acquired used or held for use in connection with the business of the Company or otherwise owned by the Company, free and clear of all Liens, including but not limited to the Summer Permit, and all of the rights arising out of the ownership thereof or appurtenant thereto, and all rights under the Use Agreements, the Lease Agreement and other Contracts relating thereto, and all licenses, permits, approvals and qualifications relating to the Summer Permit issued to the Company by any Governmental Authority.

(d)           “Business Day” means a day other than Saturday, Sunday or any day on which banks located in the State of Florida are authorized or obligated to close.

(e)           “Closing” shall have the meaning ascribed to such term in Section 1.3 hereof.

(f)           “Closing Balance Sheet” shall have the meaning ascribed to such term in Section 1.5(a) hereof.

(g)           “Contract” means any written, oral, implied or other agreement, contract, lease, license, evidence of Indebtedness, obligation, mortgage, indenture, security agreement, pledge agreement, understanding, arrangement, instrument, guaranty, indemnity, warranty, deed, assignment, power of attorney, certification, purchase order, work order, insurance policy, employee benefit plan, commitment, covenant, assurance, or other contract of any nature to which such Person is a party or by which it or its properties may be bound or affected or under which it or its respective business, properties or assets receive benefits.

(h)           “Division” means the Division of Pari-Mutuel Wagering of the Department of Business and Professional Regulation of the State of Florida.

(i)           "Environmental Laws" means all federal, state, regional or local statutes, laws, rules, regulations, codes, orders, plans, injunctions, decrees, rulings, and changes or ordinances or judicial or administrative interpretations thereof, or similar laws of foreign jurisdictions where Seller or the Company conducts business, whether currently in existence or hereafter enacted or promulgated, any of which govern (or purport to govern) or relate to pollution, protection of the environment, public health and safety, air emissions, water discharges, hazardous or toxic substances, solid or hazardous waste or occupational health and safety, as any of these terms are or may be defined in such statutes, laws, rules, regulations, codes, orders, plans, injunctions, decrees, rulings and changes or ordinances, or judicial or administrative interpretations thereof, including, without limitation: the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended by the Superfund Amendment and Reauthorization Act of 1986, 42 U.S.C. 9601, et seq. (collectively "CERCLA"); the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976 and subsequent Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. 6901 et seq. (collectively "RCRA"); the Hazardous Materials Transportation Act, as amended, 49 U.S.C. 1801, et seq.; the Clean Water Act, as amended, 33 U.S.C. 1311, et seq.; the Clean Air Act, as amended (42 U.S.C. 7401-7642); the Toxic Substances Control Act, as amended, 15 U.S.C. 2601 et seq.; the Federal Insecticide, Fungicide, and Rodenticide Act as amended, 7 U.S.C. 136-136y ("FIFRA"); the Emergency Planning and Community Right-to-Know Act of 1986 as amended, 42 U.S.C. 11001, et seq. (Title III of SARA) ("EPCRA"); and the Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. 651, et seq. ("OSHA").

(j)           “Escrow Agent” means the escrow agent that is a signatory to the Escrow Agreement.

(k)           “Excluded Liabilities” means (i) any and all Liabilities of the Company of any kind, character or description whatsoever arising on or prior to the Closing, whether or not asserted, existing, pending, or threatened prior to, on or after the Closing Date, (ii) any and all Liabilities under Contracts, commitments and other obligations, whether oral or written, to which the Company is a party or otherwise affecting the business of the Company or the Assets or any part thereof, arising, created or entered into on or prior to the Closing, to the extent that such Liabilities arise out of or relate to any breach, default, noncompliance, nonperformance, misrepresentation, act or omission that occurred prior to the Closing, whether or not asserted, existing, pending, or threatened prior to, on or after the Closing Date, (iii) any and all Liabilities under Contracts, commitments and other obligations, whether oral or written, to which the Company is a party or otherwise affecting the business of the Company or the Assets or any part thereof, arising, created or entered into on or prior to the Closing, to the extent that any such Contract, commitment or obligation is not disclosed in a Schedule hereto, and (iv) any and all Liabilities of Seller or its Affiliates of any kind, character or description whatsoever, whether arising prior to, on or after the Closing, and whether or not asserted, existing, pending, or threatened prior to, on or after the Closing Date (other than the Purchaser Note Liabilities and the Assumed Note Liabilities).  Purchaser and Purchaser Affiliate shall have no Liability for any Excluded Liability, and the Company shall not have any Liability for any Excluded Liability after the Closing, and Seller shall remain solely responsible and liable for, and shall pay, perform and discharge at Closing or shall make adequate provisions for, all of the Excluded Liabilities.

(l)           “Governmental Authority” means any court, tribunal, arbitrator, authority, administrative or other agency, commission, gaming authority, official or other authority or instrumentality of the United States, any foreign country or any domestic or foreign state, county, city or other political subdivision, including the Division.

(m)           "Hazardous Substances" shall be construed broadly to include any toxic or hazardous substance, material, or waste, and any other contaminant, pollutant or constituent thereof, including without limitation, chemicals, compounds, by-products, petroleum or petroleum products, and polychlorinated biphenyls, the presence of which requires investigation or remediation under any Environmental Laws or which are or become regulated, listed or controlled by, under or pursuant to any Environmental Laws.

(n)           “Indebtedness” of any Person means all obligations of such Person (i) for borrowed money, (ii) evidenced by notes, bonds, debentures or similar instruments, (iii) for the deferred purchase price of goods or services (including trade payables and accruals incurred), (iv) under capital leases and (v) in the nature of guarantees of the obligations described in clauses (i) through (iv) above of any other Person.

(o)           “Laws” means all laws, statutes, rules, regulations, ordinances and other pronouncements having the effect of law of the United States, any foreign country or any state, county, city or other political subdivision or of any Governmental Authority.

(p)           “Letter of Intent” means that certain letter dated September 20, 2010 between Seller and Purchaser.

(q)           “Liabilities” means all Indebtedness, obligations and other liabilities of a Person (whether absolute, accrued, contingent, fixed or otherwise, whether now or hereafter existing or arising, whether due or to become due, whether liquidated or unliquidated and whether determined or undetermined).

(r)           “Liens” means any mortgage, pledge, assessment, security interest, lease, lien, adverse claim, levy, charge, hypothecation, mortgage, equity, trust, equitable report, claim, preference, right of possession, lease, tenancy, license, enrichment, covenant, infringement, interference, Order, condition, equitable interest, proxy, option, warrant, right of first refusal, preemptive right, community property interest, defect, exception, limitation, impairment, imperfection of title, condition, restriction or other encumbrance of any kind (including any restriction on use, voting, transfer, receipt of income, or exercise of any other attribute of ownership), or any conditional sale Contract, title retention Contract or other Contract to give any of the foregoing.

(s)           “Order” means any writ, judgment, decree, injunction or similar order of, or any license, permit or authorization of, any Governmental Authority (in each such case whether preliminary or final).

(t)           “Person” means any natural person, corporation, limited liability company, partnership, general partnership, limited partnership, limited liability limited partnership, proprietorship, organization, company, entity, trust, union, association or Governmental Authority.

(u)           “Proceeding” means any action, arbitration, audit, hearing, investigation, litigation, or suit (whether civil, criminal, administrative, investigative, or informal) commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Authority or arbitrator.

(v)           “Representatives” with respect to a Person, means such Person’s shareholders, principals, partners, directors, officers, managers, employees, financing sources, representatives, agents, accountants and advisors.

(w)           “Seller’s knowledge” or “knowledge of Seller” or similar term means, with respect to any representation, warranty or statement in this Agreement that is qualified by such term, that Seller will be deemed to have knowledge of a particular fact or other matter that is set forth in such representation, warranty or statement if any individual who is serving as a director, officer, executor or trustee of Seller or Seller’s Affiliate (or in any similar capacity) has, or at any time had, knowledge of that fact or other matter.  For purposes of this Agreement, such individual will be deemed to have knowledge of such fact or matter if that individual is actually aware of that fact or matter or if a prudent individual could be expected to discover or otherwise become aware of that fact or matter in the course of conducting a reasonable investigation regarding the accuracy of any representation, warranty or statement contained in this Agreement (and any such individual will be expected to have conducted a reasonable investigation regarding the accuracy of the representations, warranties or statements made herein by Seller).

(x)           “Stated Liabilities” means, collectively, the following Liabilities of the Company, in each case to the extent arising out of or relating to the business of the Company or the Assets as the same shall exist at the Closing Date, and no other Liabilities:

(i)           any and all such Liabilities of the Company that exist on the Closing Date that were disclosed on the 2009 Balance Sheet but were not required to be discharged or satisfied in the ordinary course of business prior to the Closing; and

(ii)           any and all such Liabilities of the Company that were incurred in the ordinary course of business consistent with the past practices since the date of the 2009 Balance Sheet to the Closing Date that are disclosed on the Closing Balance Sheet but were not required to be discharged or satisfied in the ordinary course of business prior to the Closing.

(y)           “Tax” means any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code §59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not and any expenses incurred in connection with the determination, settlement or litigation of any Tax Liability.

(z)           “Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

(aa)           “Third Party” means a Person that is not a party to this Agreement.

(bb)           “Third Party Claim” means any claim against any Indemnified Person by a Third Party, whether or not involving a Proceeding.

6.2           Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.  Confirmation of execution by electronic transmission of a facsimile signature page shall be binding upon any party so confirming.

6.3           Further Assurances.  The parties hereby agree from time to time to execute and deliver such further and other transfers, assignments and documents and do all matters and things which may be reasonably necessary to more effectively and completely carry out the intentions of this Agreement.

6.4           Cooperation on Tax Matters.  Purchaser and Seller shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns pursuant to this Section 6.4 and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The Seller agrees (i) to retain all books and records in Seller’s possession with respect to Tax matters pertinent to the Company relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by Purchaser, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority, and (ii) to give the Company and Purchaser reasonable written notice prior to transferring, destroying or discarding any such books and records. Seller shall allow the Company or the Purchaser to take possession of such books and records.  Purchaser and Seller further agree, upon request, to use their best efforts to obtain any certificate or other document from any governmental authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the transactions contemplated hereby).

6.5           Assignments; Binding Effect.  Neither party may assign any of its rights or obligations under this Agreement without the prior written consent of the other party, except that Purchaser may assign any or all of its rights and/or obligations under this Agreement to Purchaser Affiliate or any one or more subsidiaries or other Affiliates of Purchaser without the consent of Seller.  Subject to the preceding sentence, all of the terms and provisions of this Agreement shall be binding upon, inure to the benefit of, and be enforceable by the parties and their respective legal representatives, successors and permitted assigns, whether so expressed or not.

6.6           No Third Party Beneficiary.  The terms and provisions of this Agreement are intended solely for the benefit of each party hereto and their respective successors or permitted assigns, and it is not the intention of the parties to confer third-party beneficiary rights upon any other Person other than any Person entitled to indemnity pursuant to Section 5 hereof and Purchaser Affiliate.

6.7           Other Definitional and Interpretive Provisions.  As used in this Agreement unless the context otherwise requires, (i) words in the masculine or neuter gender include the masculine, feminine and neuter genders, (ii) the terms defined in the singular shall have a comparable meaning when used in the plural and vice versa, (iii) the words “include”, “includes” and “including” shall be deemed to be followed with the phrase “without limitation”, (iv) the word “will” shall be construed to have the same meaning and effect as the word “shall”, (v) all references to Schedules refer to schedules delivered herewith or attached hereto (each of which is deemed to be a part of this Agreement), (vi) the table of contents and the headings of the several sections of this Agreement are included for convenience only and do not in any way affect the meaning or construction of any provision therein, (vii) all references to Sections or Articles refer to Sections or Articles of this Agreement, (viii) all references to “$” or “dollars” refer to U.S. dollars, (ix) references to a number of days shall refer to calendar days unless Business Days are otherwise specified, (x) any reference herein to any Person shall be construed to include such Person’s successors and assigns to the extent permitted or authorized hereunder, and (xi) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof.  Except as expressly stated in this Agreement, all references to any statute, rule or regulation are to the statute, rule or regulation as amended, modified, supplemented or replaced from time to time (and, in the case of statutes, include any rules and regulations promulgated under the statute) and to any section of any statute, rule or regulation include any successor to the section.

6.8           Severability.  If any provision of this Agreement or any other agreement entered into pursuant to this Agreement is contrary to, prohibited by or deemed invalid under applicable Law, such provision shall be inapplicable and deemed omitted to the extent so contrary, prohibited or invalid, but the remainder of this Agreement shall not be invalidated thereby and shall be given full force and effect so far as possible.  If any provision of this Agreement may be construed in two or more ways, one of which would render the provision invalid or otherwise voidable or unenforceable and another of which would render the provision valid and enforceable, such provision shall have the meaning which renders it valid and enforceable.

6.9           Waivers.  The failure or delay of any party at any time to require performance by another party of any provision of this Agreement, even if known, shall not affect the right of such party to require performance of that provision or to exercise any right, power or remedy under this Agreement.  Any waiver by any party of any breach of any provision of this Agreement should not be construed as a waiver of any continuing or succeeding breach of such provision, a waiver of the provision itself, or a waiver of any right, power or remedy under this Agreement.  No notice to or demand on any party in any circumstance shall, of itself, entitle such party to any other or further notice or demand in similar or other circumstances.

6.10           Notices.  Any notice, request, demand or other communication which any party hereto is required or may desire to give or deliver to or make upon the other party under this Agreement and any written consents or approvals required hereunder shall be in writing (including telecopy communication) and shall be (as elected by the Person giving such notice) hand-delivered by messenger or overnight courier service, telecopied or mailed by registered or certified mail (postage pre-paid), return receipt requested, and addressed to each party at their respective addresses as set forth below:

To Seller:                                                                       Florida Gaming Centers, Inc.
c/o Miami Jai Alai
3500 NW 37th Avenue
Miami, Florida 33142
Attention: Dan Licciardi, Vice President and General Manager
Phone No.: (305) 633-6400
Facsimile No.: _______________________

With a copy to Seller’s attorney:              Frost Brown Todd LLC
400 West Market Street
Suite 3200
Louisville, Kentucky  40202
Attention: R. James Straus
Phone No.: (502) 589-5400
Facsimile No.: (502) 581-1087

To Purchaser (and/or
Purchaser Affiliate, as applicable):                                   West Flagler Associated, Ltd.
P.O. Box 350940
Miami, Florida 33135
Attention: Scott Savin, Chief Operating Officer
Phone No.: _______________________
Facsimile No.: _______________________

With a copy to Purchaser's attorney:	Gunster, Yoakley & Stewart, P.A.
_______________________
_______________________
_______________________
Attention: _______________________
Phone No.: _______________________
Facsimile No.: _______________________

Seller and Purchaser may from time to time notify the other in writing of changes with respect to whom and where notices, requests, demands or other communication should be sent by sending notification of such changes pursuant to this Section.  Such notice, request, demand or other communication shall be considered given and deemed delivered:  (a) upon hand delivery, or (b) at the time such notice or communication is sent if sent by telefax transmission, transmittal confirmed electronically by recorded transmission report, or (c) one day after such notice or communication is sent if sent by Federal Express or other reputable overnight courier service, fees or charges prepaid, or (d) three (3) days after such notice or communication is sent if sent by the United States Certified Mail, Return Receipt Requested, first class postage and registration fees prepaid, and in each case correctly addressed to the party for whom intended at their address written above, or such other address as is most recently noticed for such party as aforesaid.  Any notice, request, demand or other communication to be given by Seller or Purchaser (and/or Purchaser Affiliate, as applicable) may be given by the attorney for Seller or Purchaser (and/or Purchaser Affiliate, as applicable) listed above, as applicable.

6.11           Interpretation.  This Agreement has been negotiated at arms length by the parties hereto, and the parties mutually agree that for the purpose of construing the terms of this Agreement, neither party shall be deemed responsible for the drafting hereof. The parties acknowledge that each party has been advised that it should to retain counsel to review the terms of this Agreement and to represent it in connection with the transactions contemplated hereby, and that each party has had an opportunity to retain counsel for such purpose.

6.12           Governing Law, Venue and Jurisdiction.  This Agreement shall be governed by and construed and enforced in accordance with the internal Laws of the State of Florida without regard to principles of conflicts of Laws.  The parties acknowledge that a substantial portion of negotiations and anticipated performance of this Agreement occurred or shall occur in Miami, Florida, and therefore, without limiting the jurisdiction or venue of any other federal or state court, each of the parties irrevocably and unconditionally (a) agrees that any suit, action or other legal proceeding arising out of or relating to this Agreement shall be brought in the courts of record of the State of Florida in Miami-Dade County or the District Court of the United States, Southern District of Florida, situated in Miami-Dade County; (b) consents to the jurisdiction of such court in any such suit, action or proceeding; and (c) waives any objection which it may have to the laying of venue of any such suit, action or proceeding in any such court.

6.13           Amendments.  The provisions of this Agreement may not be amended, supplemented, waived or changed orally, but only by a writing signed by the party against which it is sought to be enforced.

6.14           No Construction Against Draftsmen.  The parties acknowledge that this is a negotiated agreement, and that in no event shall the terms of this Agreement be construed against either party on the basis that such party, or his counsel, drafted this Agreement.

6.15           Entire Agreement.  This Agreement (including the exhibits and schedules attached hereto) represents the entire understanding and agreement between the parties with respect to the subject matter of this Agreement, and supersedes all other negotiations, understandings and representations (if any) made by and between such parties.

6.16           Specific Performance.  The provisions of this Agreement may be enforced by suit for specific performance as well as an action for damages.

6.17           Attorneys’ Fees.  In the event it shall be necessary for either party to this Agreement to bring suit to enforce any provision hereof (before or after Closing) or for damages on account of any breach of this Agreement, the prevailing party shall be entitled to recover from the other in addition to any damages or other relief granted as a result of such litigation, all costs and expenses of such litigation and reasonable attorney’s fees (including attorney’s fees and costs of appeals) as fixed by the court.

[THIS SPACE IS INTENTIONALLY LEFT BLANK.
SIGNATURES FOLLOW ON THE NEXT PAGE.]

IN WITNESS WHEREOF, Seller and Purchaser have executed this Agreement on the day and year first above written.

FLORIDA GAMING CENTERS, INC., a Florida corporation

By:	/s/ William B. Collett, Jr.
Name: William B. Collett, Jr.
Title: President and COO

WEST FLAGLER ASSOCIATES, LTD., a Florida limited partnership

By:	Southwest Florida Enterprises, Inc., its General Partner

By:	Scott Savin
Name: Scott Savin
Title: COO Ex. VP

 EXHIBIT A

FORM OF ESCROW AGREEMENT

EXHIBIT B

FORM OF ASSIGNMENT OF INTERESTS

EXHIBIT C-1

FORM OF SELLER’S COUNSEL’S OPINION

EXHIBIT C-2

FORM OF SELLER’S FLORIDA COUNSEL’S OPINION

EXHIBIT D

FORM OF SELLER RELEASE

EXHIBIT E

FORM OF MANAGEMENT RELEASES

Schedule 2.1(b)

Schedule 2.1(c)

Schedule 2.1(o)

Schedule 2.1(p)

Schedule 2.1(u)

Schedule 2.1(w)

Schedule 2.1(y)

Schedule 2.1(z)

Schedule 2.1(aa)

Schedule 2.1(cc)

Schedule 2.1(dd)

Schedule 2.1(ee)